SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is entered into between Alfonso Figueredo (the “Employee”) and Amerant Bank, N.A. (the “Employer”), (the Employee and the Employer are collectively the “Parties”):

WHEREAS, the Employee has been employed with the Employer as President and Chief Operating Officer of the Bank pursuant to that certain Employment Agreement dated March 20, 2019 (the “Employment Agreement”);

WHEREAS, the Employee has decided to retire from his employment with the Employer to pursue other interests and, in light of his extended tenure, the Employer has elected to treat the Employee’s separation as a termination “without Cause” pursuant to Section 5.2 of the Employment Agreement, with termination to take effect on June, 30th, 2021 (the “Termination Date”); and

WHEREAS, the Employment Agreement provides for certain consideration (as described in Sections 5.2(a), 5.2(b), and 5.2(c) of the Employment Agreement) (the “Consideration”) in the event of a termination “without Cause,” conditioned on the Employee’s continued compliance with Sections 6, 7, and 8 of the Employment Agreement and the Employee’s timely execution and non-revocation of a release of claims in favor of the Employer and related entities.

NOW THEREFORE, in order to provide for an amicable separation, the Parties have entered into this Agreement and have agreed to the following Terms and Conditions:

Terms and Conditions

1.Termination of Employment. The Employee shall perform no further services for the Employer after the Termination Date, including, but not limited to, serving as President and Chief Operating Officer of Amerant Bank, N.A. or as a director or member of the boards and committees of Amerant Bank, N.A., Amerant Investments, Inc., or any other subsidiaries or affiliates of the Employer. Regardless of whether the Employee signs this Agreement, the Employee will be paid all compensation earned by the Employee through the Termination Date (including the Accrued Amounts, as defined in the Employment Agreement), with the Employee’s final paycheck to be issued on or about July, 15th, 2021. Further, the Employee will receive separate correspondence regarding the Employee’s eligibility pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to continue any group healthcare, vision, or dental coverage in which the Employee (and/or his dependents) was enrolled prior to the Termination Date.

2.Consideration. In consideration for the general release in paragraph 3 below and the other promises made by the Employee in this Agreement, and contingent upon the Employee’s execution and non-revocation of this Agreement, the Employer agrees: (a) to provide the Employee with the Consideration in accordance with the terms and conditions set forth in Section 5.2 of the Employment Agreement; (b) to deem vested as of the Effective Date (as defined in paragraph 21 below), the last installment of shares of Restricted Stock granted to
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the Employee pursuant to the Restricted Stock Agreement entered into by the Employee and Amerant Bancorp, Inc. (f/k/a Mercantil Bank Holding Corporation) on January 7, 2019; and (c) to provide the Employee with outplacement assistance in the form determined by the Employer offered through a third-party vendor selected by the Employer for up to six (6) months following the Termination Date (with the benefits described in subparts (b) and (c) of this sentence collectively referred to as the “Additional Benefits”).

    The Employee acknowledges that neither the Consideration nor the Additional Benefits will have the effect of extending the Employee’s period of employment or continuous service beyond the Termination Date or confer any other rights or benefits other than what may be set forth expressly herein. The Employee agrees that: (i) the Consideration and the Additional Benefits constitute good and valuable consideration for the Employee entering into this Agreement; (ii) that the Consideration and the Additional Benefits exceed anything due from the Employer or any of the other “Releasees” (as defined in paragraph 3 below) to the Employee through the Termination Date; and (iii) apart from the Employee’s final paycheck and payments due and referenced under this Agreement deriving from the Employment Agreement, the Employee has no further entitlement to or claim for any other severance pay, wages, bonuses, benefits, paid time off, damages, attorneys’ fees or costs, or any other sum of money from the Employer or any of the other “Releasees” (as defined in paragraph 3 below) for any reason whatsoever.

3.General Release. In exchange for the Consideration and the Additional Benefits, the Employee releases and gives up any and all waivable claims and rights that the Employee may have against the Employer and/or its past, current, and/or future members, managers, shareholders, parent companies (including, but not limited to, Amerant Bancorp, Inc.), subsidiaries, divisions, affiliates, directors, officers, employees, consultants, attorneys, insurers, agents, fiduciaries, and employee benefit plans and programs (collectively, the “Releasees”). This Agreement applies to all waivable claims resulting from anything that has happened up through the Employee’s execution of this Agreement, including claims of which the Employee is not aware and those not specifically mentioned in this Agreement. Without limiting the generality of the foregoing, the Employee specifically releases all waivable claims relating to: (i) the Employee’s employment by the Employer, the terms and conditions of such employment, employee benefits related to the Employee’s employment, the termination of the Employee’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination; (ii) any and all claims of discrimination, harassment, whistleblowing, or retaliation in employment (whether based on federal, state, or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) (this release is meant to comply with the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 621 et seq., which statute was enacted to, among other things, ensure that individuals age 40 or older who waive their rights under the ADEA do so knowingly and voluntarily), the Worker’s Adjustment and Retraining Notification Act (“WARN”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended (“ADA”), the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act (“EPA”), the Family and Medical Leave Act, as amended (“FMLA”), the Families First Coronavirus Response Act (“FFCRA”), the Employee Retirement Income Security Act (“ERISA”) (other than claims with regard to vested benefits), Sections 503 and 504 of the Rehabilitation Act of 1973, the Occupational Safety and Health Act

(“OSHA”), the National Labor Relations Act (“NLRA”), the Florida Civil Rights Act of 1992 (“FCRA”), the Florida Private Sector Whistleblower Act (Fla. Stat. § 448.101-105), and the Florida Equal Pay Act, any and all claims/actions for retaliation which have been or could have been raised under Florida’s Workers’ Compensation statute (Florida Statute § 440.205), any claims under Fla. Stat. § 448.08 for unpaid wages, and any claims based upon waivable rights arising under the Florida Constitution; (iii) any and all claims for damages of any kind whatsoever, including without limitation compensatory, punitive, treble, liquidated, and/or consequential damages; (iv) any and all claims under any contract, whether express or implied, including but not limited to, the Employment Agreement; (v) any and all claims for unintentional or intentional torts, for emotional distress, and for pain and suffering; (vi) any and all claims for violation of any statutory or administrative rules, regulations, or codes; and (vii) any and all claims for attorneys’ fees, costs, disbursements, wages, bonuses, benefits, paid time off, and/or the like.

By signing this Agreement, the Employee is not waiving: (a) any rights which the Employee may have to Employee’s own vested, accrued benefits under the Employer’s health, welfare, or retirement benefit plans as of the Termination Date or under any Restricted Stock Agreement, Restricted Stock Unit Agreement, or Performance Based Restricted Stock Unit Agreement (collectively, the “Award Agreements”) (which shall continue to be governed by their terms); (b) any rights which the Employee may have to benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; and/or (c) any rights which the Employee may have to pursue any other claims which by law cannot be waived by signing this Agreement. Further, the Employee is not waiving rights or claims that may arise after the date the Employee executes this Agreement.

4.Taxes. The Employee agrees to pay any and all taxes (other than the Employer’s share of payroll taxes) found to be owed in connection with the Consideration and the Additional Benefits and to indemnify and hold the Employer harmless from any tax liabilities associated with the same. The Employee understands and agrees that any necessary tax documentation, such as an IRS Form W-2, may be filed by the Employer with regard to monies paid to the Employee. The Parties acknowledge that nothing herein shall constitute tax advice to either party.
5.Restrictive Covenants.
A.    Continuing Obligations. The Employee agrees to abide by all of the Employer’s policies, rules, and procedures that relate to the protection of the Employer’s confidential and/or proprietary information. Further, the Employee acknowledges that he continues to be bound by the continuing covenants and restrictions in Sections 6, 7, and 8 of the Employment Agreement.
B.    Return of Confidential and/or Proprietary Information, Employer Property, and Passwords. On or immediately following the Termination Date, the Employee shall return to the Employer all documents reflecting confidential and/or proprietary information belonging to the Employer which are in the Employee’s possession or under the Employee’s control and shall not retain any copies or other reproductions, or extracts thereof, whether paper or electronic, thereafter. Further, the Employee shall return all equipment belonging to the

Employer and shall advise the Employer of any unique passwords created by the Employee or other information needed to access accounts or applications of the Employer.

6.Non-Interference. Nothing in this Agreement or in the Employment Agreement shall be construed to prohibit the Employee from: (i) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or other federal, state, or local government agency charged with enforcement of any law; (ii)  reporting possible violations of any law, rule, or regulation to any governmental agency or entity charged with enforcement thereof; or (iii) making other disclosures that are protected under the whistleblower provisions of any law, rule, or regulation. Notwithstanding the foregoing, by signing this Agreement, the Employee acknowledges and agrees that the Employee waives not only the Employee’s right to recover money or any other relief in any action the Employee might commence against the Employer or any of the other Releasees with respect to the claims released in paragraph 3 above, but also the Employee’s right to recovery in any such action brought against the Employer or any of the other Releasees by any government agency or other party, whether brought on the Employee’s behalf or otherwise; provided, however, that Employee does not waive any right the Employee may have to recover a bounty or reward from the Securities and Exchange Commission (“SEC”) in connection with the disclosure of information associated with any investigation conducted by the SEC, if applicable.
7.No Claims Filed. The Employee represents and warrants that the Employee has not filed any claims or causes of action against the Employer or any of the other Releasees, including but not limited to any charges of discrimination, harassment, or retaliation with any federal, state, or local agency or court. The Employee’s representation to same constitutes a material inducement for the Employer entering into this Agreement.

8.Acknowledgment. The Employee acknowledges that the Employee has been advised in writing to consult with an attorney before signing this Agreement and that the Employee has been afforded the opportunity to consider the terms of this Agreement and incorporated waiver of claims for a period of twenty-one (21) days prior to its execution. The Employee acknowledges both that he may use as much or as little of the 21 day period to review the Agreement and that any material or non-material changes made to the Agreement after the day that he receives it will not restart the running of the 21 day period. The Employee acknowledges that no representation, promise, or inducement has been made other than as set forth in this Agreement, and that the Employee enters into this Agreement without reliance upon any representation, promise, or inducement not set forth herein. The Employee acknowledges and represents that the Employee assumes the risk for any mistake of fact now known or unknown, and that the Employee understands and acknowledges the significance and consequences of this Agreement. The Employee further acknowledges that the Employee has read this Agreement in its entirety; that the Employee fully understands all of the terms of the Agreement and their significance; and that the Employee has signed the Agreement voluntarily and of the Employee’s own free will. The Employee further affirms that, upon receipt of his final paycheck, the Employee will have been paid and/or have received all leave (paid or unpaid), base salary, bonuses, and all other compensation and benefits to which the Employee may have been entitled from the Employer through the Termination Date. The Employee further and specifically affirms that the Employee has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act and has not suffered any workplace injuries which have not previously been reported to the Employer.

9.References. The Parties agree that Employer’s Executive Vice President of Human Resources will respond to reference inquiries from prospective employers regarding the Employee by providing only the Employee’s dates of employment and last position held. The Employee understands and agrees that the Employer is not responsible for any information given to prospective employers regarding the Employee that is solicited from any source other than the Employer’s Executive Vice President of Human Resources.

10.Non-admission. The Parties understand and agree that nothing in this Agreement is to be construed as an admission of or evidence of liability for any violation of the law, willful or otherwise, by any entity or any person.

11.Severability. If any provision in this Agreement, other than the waiver and release provisions in paragraph 3, are held by an arbitrator or court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.
12.Complete Agreement; Effect On Other Agreements. Any agreement to amend or modify the terms and conditions of this Agreement must be in writing and executed by the Parties. The Parties agree that this Agreement, together with the Award Agreements (to the extend applicable) and Sections 5.2 and 6 through 25 of the Employment Agreement, set forth all of the promises and agreements between them concerning the terms of the Employee’s separation from employment and supersede all prior and contemporaneous agreements, understandings, inducements, or conditions, express or implied, oral or written, regarding the subject matter, except as set forth herein.
13.Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties’ representatives, agents, successors, assigns, heirs, attorneys, affiliates, and predecessors.
14.Enforcement. This Agreement, like the Employment Agreement, shall be governed by the laws of the state of Florida, without regard to its choice of law principles, except where federal law applies. If either party breaches this Agreement or any dispute arises out of or relating to this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees, paralegals’ fees, and costs, at all levels, except in a challenge to the validity of this Agreement under the OWBPA, but only to that extent. Any dispute arising out of this Agreement shall be resolved as contemplated in Section 11 of the Employment Agreement or else brought in any state or federal court of competent jurisdiction located in the Federal Southern District of Florida. THE PARTIES SPECIFICALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION.
15.Execution of Necessary Documents. Each party shall, upon the request of the other, execute and re-execute, acknowledge and deliver this Agreement, and any and all papers or documents or other instruments, as may be reasonably necessary to implement the terms hereof with any formalities as may be required and, otherwise, shall cooperate to fulfill the terms of the Agreement and enable the other party to effectuate any of the provisions of this Agreement.

16.No Transfer of Claims. The Employee represents and warrants that the Employee has not assigned, transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever, any claim released in paragraph 3 above. The Employee agrees to indemnify and hold the Employer and each of the other Releasees harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses (including attorneys’ fees, paralegals’ fees, and costs, at all levels), causes of action, or judgments based on or arising out of any such undisclosed assignment or transfer. The Employee further warrants that there is nothing that would prohibit the Employee from entering into this Agreement.

17.No Waiver/All Rights Are Cumulative. No waiver of any breach or other rights under this Agreement shall be deemed a waiver unless the acknowledgment of the waiver is in writing executed by the party committing the waiver. No waiver shall be deemed to be a waiver of any subsequent breach or rights. All rights are cumulative under this Agreement.

18.Construction. The Parties expressly acknowledge that they have had equal opportunity to negotiate the terms of this Agreement and that this Agreement shall not be construed against the drafter.

19.Headings. The headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

20.Electronic Transmission and Counterparts. This Agreement may be executed in several counterparts and by electronic transmissions and all so executed shall constitute one agreement, binding on all the Parties hereto, notwithstanding that the Parties are not signatories to the original or same counterpart.

21.Right of Revocation/Effective Date: The Employee has the right to revoke this Agreement within seven (7) days after the Employee’s execution of this Agreement by giving notice in writing of such revocation to the Employer, to the attention of: Manolo Cuervo, Executive Vice President of Human Resources, email: mcuervo@amerantbank.com, phone: (305) 629-5700, located at 220 Alhambra Cir. Coral Gables, FL 33134. As such, the Agreement shall not become effective until the eighth (8th) day following the Employee’s signing of this Agreement (the “Effective Date”). In the event that the Employee revokes this Agreement prior to the Effective Date, this Agreement, and the promises contained herein, shall automatically be deemed null and void.

THIS IS A LEGAL DOCUMENT – READ CAREFULLY BEFORE SIGNING.

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IN WITNESS WHEREOF the Parties have executed this Agreement.

The Employee represents and warrants that the Employee has read this Agreement in its entirety, has been offered a period of twenty-one (21) days to review this Agreement and incorporated general release prior to its execution, and has been advised in writing herein to consult with an attorney prior to signing this Agreement. The Employee further represents and warrants that the Employee is of sound mind and fully understands and voluntarily assents to all of the terms of the Agreement.

EMPLOYEE:

/s/ Alfonso Figueredo
Name: Alfonso Figueredo
Date:	06/30/2021

EMPLOYER:

Amerant Bank, N.A.

By: /s/ Manolo Cuervo
Date:	06/30/2021